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                                 EXHIBIT 99.16

               Consulting Agreement between the Registrant and
                      Alison Ross dated February 15, 1996
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February 15, 1996



James A. Clark
Vice President and Chief Financial Officer
Farallon Computing, Inc.
2470 Mariner Square Loop
Alameda, CA  94501

Re:  Farallon Computing, Inc. Consulting Services

Dear Jim:

     This letter will confirm the terms pursuant to which I have provided and will continue to provide consulting services to Farallon Communications, Inc. (the "Company") in connection with its contemplated proposed public financing alternatives, including a potential initial public offering (the "Offering"). I look forward to continuing to advise you with respect to a number of issues relating to the Offering, at such times and places as are mutually agreeable. The range of such issues will be determined by mutual agreement, and may include some or all of the matters listed on Schedule 1 hereto. I expect to be available to you as needed, by telephone and in person, the latter including both private sessions and working group meetings/drafting sessions.

     Should you request, we may enter into a separate agreement under which I would provide additional advisory services in connection with earnings and related analyst and investor communications once Farallon is public.

Compensation

     Cash Compensation. As compensation for my future services, the Company will pay me $20,000 in cash, which shall be immediately due and payable. In the event the Offering does not occur by December 31, 1996, an additional $10,000 will become immediately due and payable.

     Equity Compensation. In addition to the foregoing cash payments, the Company's Board of Directors will issue to me as soon as practicable 10,000 shares (the "Shares") of the Company's Common Stock as compensation for services performed to date. The Shares shall not be subject to any transfer or other restrictions other than as may be required by law, or as may be required of other shareholders of equal percentage ownership. In the event an Offering does not occur by December 31, 1996, the Board of Directors will issue to me an additional 2,500 shares of Common Stock. The Company shall cause the Shares to be registered on Form S-8 with the SEC as soon as practicable

James A. Clark
February 15, 1996
Page 2



following the Offering, but in no event later than 90 days thereafter, subject to applicable law.

     Investor Representations.  Purchase Entirely for Own Account.  The
                                ---------------------------------
Securities to be received by the undersigned will be acquired for investment for the undersigned's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this letter, the undersigned further represents that she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

     Disclosure of Information.  The undersigned believes she has received all
     -------------------------
the information she considers necessary or appropriate for deciding whether to purchase the Securities. The undersigned further represents that she has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Securities.

     Restricted Securities.  The undersigned understands that the Securities she
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is receiving are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, the undersigned represents that she is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

     Expenses. The Company agrees to reimburse me promptly for travel and other non-administrative expenses reasonably incurred in connection with performance of services hereunder. In addition, the Company will pay administrative fees of $300 per month during the term hereof, prorated for partial months.

Nondisclosure

     During the course of the consultancy, it is anticipated that you will provide certain information to me concerning proprietary or confidential matters, including the Company's technology, trade secrets, customer lists, marketing plans, financial projections and the like. I agree to keep all such information ("Confidential Information") confidential and not disclose it to any third parties (except to employees and agents of mine on a need-to-know basis). Confidential Information shall not, notwithstanding the foregoing, include information that (i) is now, or hereafter becomes, through no act or failure to act on my part, generally known or available; (ii) is known by me at the time of receiving such information; (iii) is hereafter furnished to me by a third

James A. Clark
February 15, 1996
Page 3


party, as a matter of right and without restriction on disclosure; (iv) is required to be disclosed by law or a court of competent jurisdiction; or (v) is the subject of the Company's written permission to disclose.

Indemnification

     Recognizing that transactions such as the Offering sometimes result in litigation and that my role is advisory, the Company agrees to indemnify me to the full extent lawful against any claims, losses, liabilities and expenses (including counsel fees and expenses), when and as incurred, arising out of the Offering or my engagement hereunder and, if such indemnification were to be unavailable, to contribute to the settlement loss, liability or expense in the proportion that reflects the relative benefits to the Company and to me in connection with the Offering, or if such allocation is unavailable under applicable law, the relative fault of the Company and me. The respective relative benefits received by the Company and me shall be deemed to be in the same proportion as the aggregate compensation paid to me hereunder bears to the net proceeds of the Offering. It is understood that the compensation referred to in the foregoing sentence shall include, in addition to cash compensation, the fair market value of the Shares at the date of issuance. Relative fault shall be measured by reference to, among other things, our respective intent, knowledge, access to information and opportunity to correct the actions or omissions giving rise to the claim, loss, liability or expense. The foregoing indemnification and contribution shall not apply to any claim, loss, liability or expense arising from my gross negligence or willful misconduct in performing my services hereunder.

Termination

     My consultancy shall terminate upon the first to occur of (A) the closing of an Offering; or (B) its earlier termination by either party. The provisions hereof relating to payment, nondisclosure and indemnification shall survive termination of my engagement for whatever reason.

James A. Clark
February 15, 1996
Page 4




     I am pleased at the opportunity to work with you and Farallon and look forward to the exciting weeks and months ahead.

Sincerely,

Smart Finance & Co.


By:
   --------------------------------
     Alison Ross



Accepted and agreed to:

Farallon Computing, Inc.



By:
   --------------------------------
        James A. Clark
Title:  Vice President and Chief Financial Officer